EXHIBIT 99.1

Highlands Bancorp, Inc. Reports Enhanced Results for the Quarter and Year Ended December 31, 2011

VERNON, N.J.--(BUSINESS WIRE)--February 7, 2012--Highlands Bancorp, Inc. (OTCBB: HSBK.OB) parent company of Highlands State Bank, reported fourth quarter net income of $798,000 in 2011 compared to a profit of $138,000 for the same period of 2010. Fourth quarter net income available to common stockholders was $770,000 or $.43 per diluted share in 2011 compared to $59,000 or $.03 per diluted share, for the same period in 2010. Net income for the full year 2011 was $1,534,000 compared to $470,000 for the full year 2010. Net income available to common stockholders for the full year 2011 was $1,192,000 or $.67 per diluted share compared to $153,000 or $.09 per diluted share for the year of 2010. The quarterly and annual results for 2011 were positively impacted by a partial reversal of the Company’s valuation allowance on deferred tax assets which resulted in a tax benefit of $480,000 or $.27 per share.

Net interest income increased by $142,000 to $1,639,000 for the fourth quarter of 2011 compared to net interest income of $1,497,000 for the fourth quarter of 2010. For the year ended December 31, 2011, net interest income increased to $6,364,000 from $5,843,000 for 2010 as a result of loan portfolio growth and lower cost of funds. The provision for loan losses was $35,000 for the quarter and $397,000 for the year ended December 31, 2011. In 2010, the Company’s provision totaled $99,000 and $657,000 for the fourth quarter and year respectively. Charge-offs for the year ended December 31, 2011 were $73,000, compared to charge-offs of $441,000 in 2010. Recoveries of previously charged off loans totaled $67,000 in 2011, compared to $39,000 in 2010. Non-interest income declined by $51,000 for the quarter and $84,000 for the year ended December 31, 2011 compared to similar periods of 2010 as a result of reduced income from sales of investment securities and lower fee income. Non-interest expenses declined by $25,000 for the fourth quarter of 2011 compared to the same period in 2010 due to lower deposit insurance assessment costs, and legal and collection cost insurance claim refunds. Non-interest expenses increased by $113,000 for the year ended December 31, 2011 compared to 2010 primarily due to increased employee salary and benefit costs, occupancy and equipment expenses, data processing, and loan-related charges.

Total assets at Highlands State Bank were $166.0 million on December 31, 2011, an increase of $1.8 million from $164.2 million on December 31, 2010. Deposits increased $4.6 million from $136.4 on December 31, 2010 to $141.0 million on December 31, 2011. Net loans outstanding increased to $131.3 million as of December 31, 2011 from $121.0 million the previous year end. The allowance for loan and lease losses increased $400,000 to $2.1 million at the end of 2011 compared to $1.7 million on December 31, 2010.

In September 2011 Highlands State Bank received an investment in the form of preferred stock of $6.9 million from the United States Treasury as part of its Small Business Loan Fund. Of this amount $5.6 million was used to redeem the preferred stock issued under the Treasury’s Capital Purchase Program for Small Banks. The balance of $1.3 million was added to the company’s capital accounts.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
INCOME STATEMENT
Net interest income	$1,639	$1,497	$6,364	$5,843
Provision for loan losses	35	99	397	657
Non-interest income	109	160	474	558
Non-interest expense	1,395	1,420	5,387	5,274
Net income before income taxes	318	138	1,054	470
Income tax benefit	480	-	480	-
Net income	798	138	1,534	470
Preferred stock dividends and accretion	(28)	(79)	(342)	(317)
Net income available to common stockholders	$770	$59	$1,192	$153

EARNINGS PER COMMON SHARE:
Net income available to common stockholders:
Basic and diluted	$0.43	$0.03	$0.67	$0.09

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	12/31/2011	12/31/2010
Total loans	$133,390	$122,723
Allowance for loan losses	2,083	1,693
Investment securities	15,291	17,462
Total Assets	165,987	164,233
Total Deposits	141,047	136,399
Stockholders' Equity	18,513	16,107

Book value per common share	$6.52	$5.93
Tangible book value per common share	$6.07	$5.48

ASSET QUALITY
Non-accrual loans	$4,929	$4,144
Loans past due 90 days and still accruing	959	-
Troubled debt restructurings	1,054	827
OREO property	3,170	799
Allowance for loan losses to total loans	1.56%	1.38%
Non-performing loans to total loans	5.20%	4.05%

CONTACT:
Highlands Bancorp, Inc.
George E. Irwin, 973-764-3200